Exhibit 99.3

Streamline Health® Expands Credit Facility with Bridge Bank

Atlanta, GA – March 1, 2021 – Streamline Health Solutions, Inc. (NASDAQ: STRM), provider of the eValuator™ Revenue Integrity Program to help healthcare providers proactively address revenue leakage and compliance exposure, today announced it has expanded its existing relationship with Bridge Bank on its credit facility.

A key element of the expansion is the transition to a “recurring revenue line of credit” in which Streamline has increased its total capacity to $3 million and improved its total pricing of the credit facility. The new credit facility has a two-year term, during which Streamline may borrow based upon three months trailing recurring revenue. The financial covenants will be recurring revenue and Adjusted EBITDA, which are targeted based upon Streamline’s annual plan as approved by the Board of Directors.

Streamline Health is leading an industry movement to enable every hospital in the country to use pre-bill technology to improve financial performance. With eValuator, providers are identifying and addressing coding issues before they contribute to revenue leakage, denied claims and non-compliance exposure. The company combines this new technology with expert auditing services to deliver a complete Revenue Integrity Program to its clients. The eValuator program helps users optimize coding and documentation accuracy for every patient encounter prior to billing, substantially improving current financial performance while also assisting in the transition to new payment models.

“We are happy to close on this improved credit facility with our growth partner, Streamline Health Solutions, Inc.,” said Blake Reid, Senior Director in Bridge Bank’s Technology Banking Group. “We have been working closely with Tee and his team, since the start of our relationship in December 2019, to move Streamline to this recurring revenue model that provides consistent and adequate capital for their growth requirements.”

“This is the culmination of two years’ work on the Company’s capital structure,” stated Tee Green, President and Chief Executive Officer, Streamline Health. “The new recurring revenue credit facility will enable us to continue our research and development investment in eValuator to expand its applications and algorithms. We appreciate our partnership with Bridge Bank and this growth-oriented credit facility that fits our business model into the future.”

About Streamline Health

Streamline Health Solutions, Inc. (NASDAQ: STRM) is a leader in pre-bill revenue integrity solutions for healthcare providers. Our eValuator™ Revenue Integrity Program includes integrated solutions, technology-enabled services and analytics that drive compliant revenue and improved financial performance across the enterprise. We share a common calling and commitment to advance the quality of life and the quality of healthcare - for society, our clients, the communities they serve, and the individual patient. For more information, please visit our website at www.streamlinehealth.net.

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Randy Salisbury

Senior Vice President, Sales & Marketing

Streamline Health

404.229.4242
randy.salisbury@streamlinehealth.net